Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 12, 2012 with respect to the consolidated balance sheet of United Financial Bancorp, Inc. and subsidiary as of December 31, 2011, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the year then ended and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appears in the Annual Report on Form 10-K of United Financial Bancorp, Inc. for the year ended December 31, 2011. We also consent to the reference to us under the heading “Experts” in the Proxy Statement/Prospectus included in this Registration Statement.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
September 10, 2012